                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                   Nine Months
                                                     Ended                       Year Ended December 31,
                                                  September 30,    -----------------------------------------------------
                                                      2001           2000           1999           1998           1997
                                                  -------------    --------       --------       --------       --------
                                                                          (dollars in thousands)

Fixed Charges:
    Interest on debt and capitalized leases         $ 35,191       $ 53,853       $ 31,414       $ 16,864       $  3,986
    Interest element of rentals                       10,434         13,033          9,169          5,083          1,517
                                                    --------       --------       --------       --------       --------
    Total                                           $ 45,625       $ 66,886       $ 40,583       $ 21,947       $  5,503
                                                    ========       ========       ========       ========       ========

Earnings:
    Pretax income                                   $ 63,363       $ 65,826       $ 55,689       $ 35,221       $  6,391
    Add: fixed charges                                45,625         66,886         40,583         21,947          5,503
    Less: capitalized interest                           612            352            592             --             --
                                                    --------       --------       --------       --------       --------
    Total                                           $108,376       $132,360       $ 95,680       $ 57,168       $ 11,894
                                                    ========       ========       ========       ========       ========
Ratio of Earnings to Fixed Charges                      2.38           1.98           2.36           2.60           2.16
                                                    ========       ========       ========       ========       ========